Exhibit 99.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl Suite 2000 Dallas, Texas 75201

Consent of Independent Registered Public Accounting Firm

Ericsson Services Inc. 401(k) Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 29, 2011, relating to the financial statements and supplemental schedule of the Ericsson Services Inc. 401(k) Plan which appear in this Form 11-K.

BDO USA, LLP

Dallas, Texas

June 29, 2011

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.